Exhibit 10.5

Energous Corporation

Non-Employee Director Compensation Policy

Members of the Board of Directors (the “Board”) of Energous Corporation (the “Company”) who are not employees of the Company or any subsidiary of the Company (“Directors”) shall be paid the following amounts in consideration for their service on the Board.

Initial Compensation

Upon his or her initial election to the Board (the “Appointment Date”), each Director shall receive an initial restricted stock unit (“RSU”) representing a number of shares equal to $100,000 divided by the Fair Market Value of the Common Stock on the Appointment Date. The initial RSU shall vest in equal installments on the first three anniversaries of the Appointment Date.

Annual Compensation

Cash Compensation

Each Director shall be paid an annual cash retainer of $35,000 for service as a member of the Board, and the following annual amounts for the listed categories of service on the Board. All cash compensation shall be prorated for partial years and paid quarterly in arrears.

Chairman of the Board	$25,000
Lead Independent Director	$25,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member	$5,000
Corporate Governance and Nominating Committee Chair	$10,000
Corporate Governance and Nominating Committee Member	$5,000

Equity Compensation

On the first trading day of January 2021 and each subsequent year, each Director then serving will be awarded a RSU representing a number of shares of Common Stock equal to $50,000 divided by the Fair Market Value of the Common Stock on the grant date (each, a “Refresh RSU”). Each Refresh RSU shall vest in full on the first anniversary of its grant date.

On the first trading day of 2021 and each subsequent year, the Chairman of the Board, if independent, will be awarded a RSU representing 20,000 shares of Common Stock (each, a “Chairman RSU”). A newly-appointed Chairman of the Board, if independent, will receive a Chairman RSU pro-rated for the number of days remaining in the year. On the first trading day of 2021 and each subsequent year, the Chairman Emeritus, if any and if independent, shall be awarded a RSU for 5,000 shares of Common Stock (each, a “Chairman Emeritus RSU”). Each Chairman RSU and each Chairman Emeritus RSU shall vest in full on the first anniversary of its grant date.

“Fair Market Value” of the Common Stock means, respecting any RSU, the average of the closing trading prices of the Common Stock on the principal stock exchange for such Common Stock during the 30 consecutive trading days immediately preceding the date the RSU is granted.

Equity Award Terms

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Company’s 2014 Non-Employee Equity Compensation Plan (the “Plan”). All RSUs granted under this Policy shall be made under and pursuant to the Plan.

If a Director dies or there is a Change in Control prior to the vesting in full of any RSU granted under this Policy, then any unvested portion of that RSU shall immediately become vested in full. If a Director ceases to serve on the Board for any reason other than death, then the vesting of all RSUs shall cease, and any unvested portion of the initial RSU shall be forfeited, as of the date of such termination of service. The Board, in its discretion, may elect to accelerate the vesting of a Director’s equity awards upon retirement of the Director.

Expense Reimbursement

The Company shall reimburse Directors for all out-of-pocket expenses they incur in attending meetings of the Board or its Committees.

Employee Directors

Any Company employee who serves as a member of the Board or the board of directors of a subsidiary of the Company shall receive no additional compensation for such service.

Section 409A

This Policy is intended to comply with Internal Revenue Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Policy shall be interpreted and administered to be in compliance therewith. Any payments described in this Policy that are due within the “short-term deferral period” as defined in Internal Revenue Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise.

As amended April 9, 2020